Exhibit 10.02

CHAIRMAN’S SERVICE AGREEMENT

This Chairman’s Service Agreement (“Agreement”) dated this 4th day of May 2004 between Choice Hotels International, Inc. (“Company”), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Stewart Bainum, Jr. (“Mr. Bainum”), sets forth the terms and conditions governing the employment relationship between Mr. Bainum and the Company.

1.    Service. During the term of this Agreement, as hereinafter defined, Mr. Bainum shall serve as Chairman of the Board of Directors. Mr. Bainum hereby accepts such service upon the terms and conditions hereinafter set forth.

2.    Term. The term of this Agreement shall begin on September 25, 2004 (“Effective Date”) and shall terminate at such time as Mr. Bainum resigns or fails to be re-elected as the Chairman of the Company’s Board of Directors (“Term”).

3.    Compensation. For all services rendered by Mr. Bainum under this Agreement during the term thereof, The Company shall pay Mr. Bainum the following compensation and other benefits during the Term:

(a) Salary. A base salary of Fifty Thousand Dollars ($50,000) per annum payable in equal bi-weekly installments.

(b) Welfare Benefits. The Company shall provide Mr. Bainum with medical, dental, life insurance, and long-term disability benefits that are substantially equivalent to those provided to the Company’s employees. Mr. Bainum shall also be eligible to participate in the Company’s 401(k) plan and non-qualified savings plan.

(c) Office. The Company shall furnish to Mr. Bainum, in a place selected by Mr. Bainum, suitable office space and secretarial assistance, together with access to a telephone, computer, printer, fax, and other necessary office equipment for reasonable costs of office space and office supplies.

4.    Elective Positions. Nothing contained in this Agreement is intended to nor shall be construed to abrogate, limit or affect the powers, rights and privileges of the Board of Directors or stockholders to remove Mr. Bainum from the positions set forth in Section 1, with or without cause, during the term of this Agreement or to elect someone other than Mr. Bainum to such position, as provided by law and the By-Laws of the Company.

5.    Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

6.    Assignment. The rights and obligations of the Company under this Agreement shall

Exhibit 10.02

inure to the benefit of and shall be binding upon the successors and assigns of The Company. The obligations of Mr. Bainum hereunder may not be assigned or delegated.

7.    Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. This Agreement shall be governed by the laws of the State of Maryland, and any disputes arising out of or relating to this Agreement shall be brought and heard in any court of competent jurisdiction in the State of Maryland.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

The Company:

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Michael J. DeSantis
Michael J. DeSantis Senior Vice President

Mr. Bainum:

/s/ Stewart Bainum, Jr.
Stewart Bainum, Jr.

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